Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

December 7, 2010

Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025

Re:	Registration Statement No. 333-160498 on Form S-3: 20,000,000 shares of common stock, par value $0.001 per share, of Geron Corporation

Ladies and Gentlemen:

We have acted as special counsel to Geron Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of 17,391,305 shares of common stock, par value $0.001 per share (the “Company Primary Shares”), and of an additional 2,608,695 shares which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Company (together with the Company Primary Shares, the “Shares”).  The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2009 (Registration No. 333-160498) (as amended, the “Registration Statement”), a base prospectus dated July 22, 2009 (the “Base Prospectus”), a preliminary prospectus supplement dated December 6, 2010 (together with the Base Prospectus, the “Preliminary Prospectus”), a final prospectus supplement dated December 7, 2010 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated December 7, 2010 between  J.P. Morgan Securities LLC and Lazard Capital Markets LLC, as representatives of the several underwriters named in the underwriting agreement (the “Underwriters”), and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and when issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 7, 2010 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP